Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock, $0.0001 par value per share, of MobileIron, Inc., a Delaware corporation, dated as of October 9, 2015 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 9, 2015

Vincent C. Smith

/s/ Vincent C. Smith

LB 2, LLC

By:	/s/ Vincent C. Smith
Name:	Vincent C. Smith
Title:	Manager